Exhibit 99

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Chief Human Resources Officer
	336-881-5630		336-889-5161

CULP ANNOUNCES CHANGE IN EXECUTIVE MANAGEMENT STRUCTURE

HIGH POINT, N.C. (July 27, 2022) ─ Culp, Inc. (NYSE: CULP) today announced the company’s board of directors has approved a change in the executive management structure of the company, effective September 1, 2022.

Franklin N. Saxon, the company’s current executive chairman and former chief executive officer, will alter his role and be less involved in the day to day management of the company.  Mr. Saxon will remain as chairman of the board, and he will continue in his important role as a strategic advisor.

Mr. Saxon’s transition follows a tenure with the company of nearly 40 years.  He joined the company in 1983 and has been a member of the board since 1987.  He has served in various capacities, including chief financial officer from 1985 to 1998; president of the Culp Velvets/Prints division from 1998 to 2004; president and chief operating officer from 2004 to 2007; and chief executive officer from 2007 to 2019. He has served as executive chairman since January 1, 2020.

Iv Culp, president and chief executive officer of Culp, Inc., said, “The transition of Frank Saxon to non-executive chairman reflects the continuation of our board’s long-standing executive succession planning process.  I am extremely grateful for Frank’s incredible leadership and stewardship over the course of his long tenure with Culp.  He has left an indelible mark on our company as a result of his commitment to excellence, integrity, and his extensive business knowledge.  We thank Frank for his many years of dedicated service and recognize his invaluable contributions to Culp’s growth and success.  We are pleased that we will continue to benefit from his experience and guidance as board chairman and strategic advisor to the company.”

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has manufacturing and sourcing capabilities in the United States, Canada, China, Haiti, Turkey, and Vietnam.

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